EXHIBIT 5.1

                                 212-450-4000

                                             May 20, 1998

CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Ladies and Gentlemen:

                We have acted as counsel to CVS Corporation ("CVS") in connection with CVS' Registration Statement on Form S-3MEF (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of shares (the "Shares") of common stock, par value $.01 per share, of CVS to be sold by certain stockholders of CVS.

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

               On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Validity of Common Stock" in the Prospectus constituting a part of the Registration Statement.

                                             Very truly yours,


                                             /s/ DAVIS POLK & WARDWELL
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